CONFORMED COPY

METTLER-TOLEDO INTERNATIONAL INC.

FIRST SUPPLEMENT TO NOTE PURCHASE AGREEMENT

Dated as of July 29, 2013

Re:    $50,000,000 4.10% Series 2013-A Senior Notes,
due September 19, 2023

Mettler-Toledo International Inc.
1900 Polaris Parkway
Columbus, OH 43240

Dated as of
July 29, 2013

To the Purchasers listed
in the attached Schedule A

Ladies and Gentlemen:
This First Supplement to Note Purchase Agreement (this “First Supplement”) is between Mettler-Toledo International Inc., a Delaware corporation (the “Company”), and the institutional investors named on Schedule A attached hereto (the “Purchasers”).
Reference is hereby made to that certain Note Purchase Agreement dated as of October 10, 2012 (the “Note Purchase Agreement”) between the Company and the purchasers listed on Schedule A thereto. All capitalized terms not otherwise defined herein shall have the same meaning as specified in the Note Purchase Agreement. Reference is further made to Section 2.2(c)(2) of the Note Purchase Agreement which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.
The Company hereby agrees with the Purchasers as follows:
1.    The Company has authorized the issue and sale of $50,000,000 aggregate principal amount of its 4.10% Series 2013-A Senior Notes due September 19, 2023 (the “Series 2013-A Notes”). The Series 2013-A Notes, together with the Series 2012-A Notes initially issued pursuant to the Note Purchase Agreement and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.2 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series 2013-A Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Purchasers and the Company.

2.    Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company will issue and sell to each Purchaser, at the Closing provided for in Section 3, and each Purchaser will purchase from the Company, Series 2013-A Notes in the principal amount specified opposite such Purchaser's name in Schedule A hereto at a price of 100% of the principal amount thereof. The obligations of each Purchaser hereunder are several and not joint obligations and no Purchaser shall have any obligation or any liability to any Person for the performance or nonperformance by any other Purchaser hereunder.

3.    The execution and delivery of this First Supplement shall occur on July 29, 2013 (the “Execution Date”). The sale and purchase of the Series 2013-A Notes to be purchased by each Purchaser shall occur at the offices of Schiff Hardin LLP, 666 Fifth Avenue, Suite 1700, New York, New York 10103 at 11:00 a.m. New York, New York time, at a closing (the “Closing”) on September 19, 2013 (the “Closing

Date”). At the Closing, the Company will deliver to each Purchaser the Series 2013-A Notes to be purchased by such Purchaser in the form of a single Series 2013-A Note (or such greater number of Series 2013-A Notes in denominations of at least $100,000 as such Purchaser may request) dated the Closing Date and registered in such Purchaser's name (or in the name of such Purchaser's nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company in accordance with the funding instructions described in Section 4(j). If, at the Closing, the Company shall fail to tender such Series 2013-A Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser's satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this First Supplement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
4.    The obligation of each Purchaser to purchase and pay for the Series 2013-A Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser's satisfaction, prior to the Closing, of the following conditions:
(a)Except as deemed modified or substituted and replaced, in each case, pursuant to Exhibit A hereto, each of the representations and warranties of the Company set forth in Section 5 of the Note Purchase Agreement shall be true and correct on the Execution Date and on the Closing Date.
(b)The Company shall have performed and complied with all agreements and conditions contained in this First Supplement required to be performed or complied with by it prior to or on the Closing Date, and after giving effect to the issue and sale of the Series 2013-A Notes (and the application of the proceeds thereof as contemplated by Section 5.14 of Exhibit A hereto), no Default or Event of Default shall have occurred and be continuing and no waiver of Default or Event of Default shall be in effect.

(c)The Company shall have delivered to such Purchaser:

(i)an Officer's Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4(a), (b) and (i) have been fulfilled;

(ii)an Officer's Certificate stating that such officer has reviewed the provisions of the Note Purchase Agreement (including all Supplements) and setting forth the information and computations (in sufficient detail) required to establish whether after giving effect to the issuance of the Series 2013-A Notes and after giving effect to the application of the proceeds thereof, the Company will be in compliance with the requirements of Section 10.2 of the Note Purchase Agreement on such date; and

(iii)a certificate of its Secretary or Assistant Secretary, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Series 2013-A Notes and this First Supplement.

(d)Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the Closing Date (i) from Milbank, Tweed, Hadley & McCloy LLP, special counsel for the Company, covering the matters set forth in Exhibit 4(d)(i) to this First Supplement and covering such other matters incident to the transactions contemplated hereby as such Purchaser or special counsel to the Purchasers may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (ii) from Schiff Hardin LLP, special counsel to the Purchasers in connection with such transactions, substantially in the form set forth in Exhibit 4(d)(ii) to this First Supplement and covering such other matters incident to such transactions as such Purchaser may reasonably request.

(e)On the Closing Date, such Purchaser's purchase of Series 2013-A Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the Execution Date. If requested by such Purchaser, such Purchaser shall have received an Officer's Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

(f)On the Closing Date, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Series 2013-A Notes to be purchased by it on the Closing Date as specified in Schedule A to this First Supplement.

(g)Without limiting the provisions of Section 15.1 of the Note Purchase Agreement, the Company shall have paid on or before the Closing Date, the reasonable fees, charges and disbursements of special counsel to the Purchasers referred to in Section 4(d)(ii) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such date.

(h)A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the NAIC) shall have been obtained for the Series 2013-A Notes.

(i)The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5 to Exhibit A to this First Supplement.

(j)At least three Business Days prior to the Closing Date, such Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company directing the manner of the payment of funds and setting forth (a) the name and address of the transferee bank, (b) such transferee bank's ABA number and (c) the account name and number into which the purchase price for the Series 2013-A Notes is to be deposited.

(k)All corporate and other proceedings in connection with the transactions contemplated by this First Supplement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and special counsel to the Purchasers, and such Purchaser and special counsel to the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or special counsel to the Purchasers may reasonably request.

5.    The following provisions shall apply only to the Series 2013-A Notes:

(a)    Required Prepayments for the Series 2013-A Notes. As provided therein, the entire unpaid principal balance of the Series 2013-A Notes shall become due and payable on the stated maturity date thereof.
(b)    Default Rate for the Series 2013-A Notes. “Default Rate” shall mean, with respect to the Series 2013-A Notes, that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the Series 2013-A Notes or (ii) 2.00% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its “reference” rate.
(c)    Make‑Whole Amount for the Series 2013-A Notes. “Make-Whole Amount” shall mean, with respect to any Series 2013-A Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series 2013-A Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make Whole Amount, the following terms have the following meanings:
“Called Principal” shall mean, with respect to any Series 2013-A Note, the principal of such Series 2013-A Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” shall mean, with respect to the Called Principal of any Series 2013-A Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series 2013-A Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” shall mean, with respect to the Called Principal of any Series 2013-A Note, 0.50% over the yield to maturity implied by (a) the yields reported as of 10:00 a.m. (New York, New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury Securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury Securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.
In the case of each determination under clause (a) or clause (b), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (1) the applicable U.S. Treasury Security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury Security with the maturity closest to and less than such Remaining

Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Series 2013-A Note.
“Remaining Average Life” shall mean, with respect to any Called Principal of any Series 2013-A Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Series 2013-A Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Series 2013-A Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.
“Settlement Date” shall mean, with respect to the Called Principal of any Series 2013-A Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
6.    Each Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct as of the Execution Date and as of the Closing Date with respect to the purchase of the Series 2013-A Notes by such Purchaser with the same force and effect as of each reference to “Series 2012-A Notes” set forth therein was modified to refer to the “Series 2013-A Notes.”
7.    The Company and each Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as supplemented by this First Supplement as fully and completely as if such Purchaser were an original signatory to the Note Purchase Agreement.
8.    All references in the Note Purchase Agreement and all other instruments, documents and agreements relating to, or entered into in connection with the foregoing documents and agreements, to the Note Purchase Agreement shall be deemed to refer to the Note Purchase Agreement, as supplemented by this First Supplement.
9.    Except as expressly supplemented by this First Supplement, all terms and provisions of the Note Purchase Agreement remain unchanged and continue, unabated, in full force and effect and the Company hereby reaffirms its obligations and liabilities under the Note Purchase Agreement.
10.    This First Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
11.    Any provision of this First Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
12.    All covenants and other agreements contained in this First Supplement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
13.    This First Supplement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

The execution hereof shall constitute a contract between the Company and the Purchasers for the uses and purposes hereinabove set forth.

Mettler-Toledo International Inc.

By: /s/    Mary T. Finnegan
Title:    Treasurer

[Signature Page to First Supplement to Note Purchase Agreement]

Accepted as of the date first written above.

Aviva Life and Annuity Company

By:    Aviva Investors North America, Inc.,
Its authorized attorney-in-fact

By: /s/    Roger D. Fors
Title:    VP-Private Fixed Income

Teachers Insurance and Annuity
  Association of America

By: /s/    Joseph R. Canfey, Jr.
Title:    Director

[Signature Page to First Supplement to Note Purchase Agreement]

INFORMATION RELATING TO PURCHASES

	Name and Address of Purchaser	Principal Amount of Series A Notes to be Purchased
	Aviva Life and Annuity Company c/o Aviva Investors North America, Inc. 215 10th Street, Suite 1000 Des Moines, IA 50309	$25,000,000

(1)
All payments on account of the Notes by Federal Funds Wire Transfer to:
                                                                                                                                                                             The Bank of New York
New York, NY
ABA #021000018
Account # GLA111566
A/C Name: Institutional Custody Insurance Division
For Further Credit: Aviva Life and Annuity Co-Annuity/ Acct. No. 010048
                                                                                                                                                                                   Reference: Please reference the Name of Company, Description of Security, PPN, Due Date and Application (as among principal, make-whole and interest) of the payment being made.

(2)
Address for all Notices, including Financials, Compliance and Requests:
PREFERRED REMITTANCE: privateplacements@avivausa.com
Aviva Life and Annuity Company
c/o Aviva Investors North America, Inc.
Attn: Private Fixed Income Dept.
215 10th Street, Suite 1000
Des Moines, IA 50309

(3)	Instructions for Delivery of Notes: The Bank of New York One Wall Street, 3rd Floor Window A New York, NY 10286 FAO: Aviva Life and Annuity Co-Annuity, A/C #010048

(4)	U.S. Tax Identification Number: 42-0175020 Nominee Name: None

SCHEDULE A
(to First Supplement to Note Purchase Agreement)

	Name and Address of Purchaser	Principal Amount of Series A Notes to be Purchased
	Teachers Insurance and Annuity Association of America 730 Third Avenue New York, New York 10017	$25,000,000

(1)
All payments on or in respect of the Senior Notes shall be made in immediately available funds on the due date by electronic funds transfer, through the Automated Clearing House System, to:
JPMorgan Chase Bank, N.A.
ABA # 021-000-021
Account Number: 900-9-000200
Account Name: Teachers Insurance and Annuity Association of America
For Further Credit to the Account Number: G07040
Reference: PPN: N/A Mettler-Toledo International Inc.
Maturity Date: 2023 Interest Rate: 4.10% P&I Breakdown

(2)
All notices with respect to payments and prepayments of the Senior Notes shall be sent to:
Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017
Attention: Securities Accounting Division
Phone: (212) 916-5504
Facsimile: (212) 916-4699

With a copy to:

JPMorgan Chase Bank, N.A.
P.O. Box 35308
Newark New Jersey 07101

Contemporaneous written confirmation of any electronic funds transfer shall be sent to the above addresses setting forth (1) the full name, private placement number, interest rate and maturity date of the Senior Notes, (2) allocation of payment between principal, interest, Make-Whole Amount, other premium or any special payment and (3) the name and address of the bank from which such electronic transfer funds transfer was sent.

(3)
All notices and communications, including notices with respect to payments and prepayments, shall be delivered overnight courier and by e-mail to:
Teachers Insurance and Annuity Association of America
8500 Andrew Carnegie Boulevard
Charlotte, NC 28262
Attention: Ho Young Lee
Telephone: (704) 988-4349
Email: hlee@tiaa-cref.org

(4)	Physical Delivery of Senior Notes: JPMorgan Chase Bank, N.A. 4 Chase Metrotech Center 3rd Floor Brooklyn, New York 11245-0001 Attention: Physical Receive Department For TIAA A/C #G07040

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(5)	U.S. Tax Identification Number: 13-1624203 Nominee Name: None

A - 3

SUPPLEMENTAL REPRESENTATIONS
The Company represents and warrants to each Purchaser that, except as hereinafter deemed modified or substituted and replaced pursuant to this Exhibit A, each of the representations and warranties set forth in Section 5 of the Note Purchase Agreement is true and correct as of the Execution Date and as of the Closing Date. For purposes of the representation and warranty set forth above, (a) each reference to “Series 2012-A Notes” set forth in Section 5 of the Note Purchase Agreement shall be deemed modified to refer to “Series 2013-A Notes,” each reference to “this Agreement” set forth in Section 5 of the Note Purchase Agreement shall be deemed modified to refer to “the Note Purchase Agreement as supplemented by the First Supplement” and each reference to “the Purchasers” set forth in Section 5 of the Note Purchase Agreement shall be deemed modified to refer to “the institutional investors named on Schedule A to the First Supplement” and (b) the corresponding sections of Section 5 of the Note Purchase Agreement are hereby substituted and replaced by the following:
Section 5.3    Disclosure. The Note Purchase Agreement, the First Supplement and the documents, certificates or other writings delivered or otherwise made available to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3 to the First Supplement and the financial statements listed in Schedule 5.5 to this Exhibit A (the Note Purchase Agreement, the First Supplement and such documents, certificates or other writings and financial statements delivered or otherwise made available to each Purchaser prior to June 24, 2013 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents since December 31, 2012, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4    Organization and Ownership of Shares of Subsidiaries.
(a)Schedule 5.4 to this Exhibit A contains (except as noted therein) complete and correct lists of the Company's Restricted and Unrestricted Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization and, with respect to each Material Subsidiary, the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary.

(b)All of the outstanding shares of Capital Stock of each Subsidiary shown in Schedule 5.4 to this Exhibit A as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4 to this Exhibit A).

(c)Each Subsidiary identified in Schedule 5.4 to this Exhibit A is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate

Exhibit A
(to First Supplement to Note Purchase Agreement)

or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)     No Subsidiary is a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than the Note Purchase Agreement, the agreements listed on Schedule 5.4 to this Exhibit A and customary limitations imposed by corporate law or similar statutes) restricting its ability to make Restricted Payments to the Company or any of its Subsidiaries that owns outstanding shares of Capital Stock of such Subsidiary, except for such restrictions that do not impair the Company's ability to perform its obligations under the Note Purchase Agreement, including, without limitation, its obligation to make payments hereunder and under the series 2013-A Notes.
Section 5.5    Financial Statements; Material Liabilities. The Company has delivered or otherwise made available to each Purchaser copies of the consolidated financial statements of the Company and its Subsidiaries listed on Schedule 5.5 to this Exhibit A. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
Section 5.9    Taxes. The Company and its Subsidiaries have filed all federal, state and other material tax returns that are required to have been filed in any jurisdiction, and have paid all federal, state and other material taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate in accordance with GAAP. The federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2008.
Section 5.13     Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series 2013-A Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than four other Institutional Investors of the type described in clause (c) of the definition thereof, each of which has been offered the Series 2013-A Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2013-A Notes to the registration requirements of Section 5 of the Securities Act or the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

E - A - 1

Section 5.14    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series 2013-A Notes for general corporate purposes of the Company. No part of the proceeds from the sale of the Series 2013-A Notes pursuant to the First Supplement will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated total assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15    Existing Indebtedness.

(a)Except as described therein, Schedule 5.15 to this Exhibit A sets forth, as of June 30, 2013, (1) a complete and correct list of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary) having an outstanding principal balance in excess of $10,000,000 (or its equivalent in the relevant currency of payment) (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guarantee thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Indebtedness of the Company or its Restricted Subsidiaries and (2) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries in respect of obligations that, individually, have an outstanding principal balance of $10,000,000 (or its equivalent in the relevant currency of payment) or less, since which date there has been no Material change in the aggregate amount thereof. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Restricted Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount in excess of $10,000,000 (or its equivalent in the relevant currency of payment) that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)Except as disclosed in Schedule 5.15 to this Exhibit A, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.

(c)Neither the Company nor any Restricted Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Restricted Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except for the Bank Credit Agreement and other instruments and agreements evidencing Indebtedness of the Company or a Restricted Subsidiary, none of which contain any such provisions that are more restrictive than those contained in the Bank Credit Agreement.

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Section 5.19    Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Series 2013-A Notes rank pari passu in right of payment with all other unsecured Senior Indebtedness (actual or contingent) of the Company, including, without limitation, all unsecured Senior Indebtedness of the Company described in Schedule 5.15 to this Exhibit A.

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DISCLOSURE MATERIALS

1.	Current report for the Company on Form 8-K for the year 2013, filed on February 6, 2013

2.	Current report for the Company on Form 8-K for the year 2013, filed on February 6, 2013

3.	Annual report for the Company on Form 10-K for the fiscal year ended December 31, 2012, filed on February 8, 2013

4.	Proxy statement for the Company on Form DEF 14A, filed on March 15, 2013

5.	Definitive Additional Materials for the Company on Form DEFA 14A, filed on March 15, 2013

6.	Quarterly report for the Company on Form 10-Q for the quarterly period ending March 31, 2013, filed on 3 May, 2013

7.	Current report for the Company on Form 8-K for the year 2013, filed on May 6, 2013

8.	Quarterly report for the Company on Form 10-Q for the quarterly period ending June 30, 2013, filed on July 26, 2013

SCHEDULE 5.3
(to Exhibit A to First Supplement to Note Purchase Agreement)

SUBSIDIARIES OF THE COMPANY;
OWNERSHIP OF SUBSIDIARY STOCK

Subsidiary	Jurisdiction of Incorporation	Type of Subsidiary; Stockholder if Material Subsidiary
Mettler-Toledo Limited	Australia	Restricted Subsidiary
Ohaus Australia Pty. Ltd.	Australia	Restricted Subsidiary
Mettler-Toledo Ges.m.b.H.	Austria	Restricted Subsidiary
N.V. Mettler-Toledo	Belgium	Restricted Subsidiary
Mettler-Toledo Finance Ltd.	Bermuda	Restricted Subsidiary
Mettler-Toledo Indústria e Comércio Ltda.	Brazil	Restricted Subsidiary
Mettler-Toledo Inc.	Canada	Restricted Subsidiary
Panzhihua Toledo Electronic Scale Ltd. (Panzhihua)	China	Restricted Subsidiary
Mettler-Toledo (Xinjiang ) Electronic Scale Ltd.	China	Restricted Subsidiary
Mettler-Toledo (Changzhou) Precision Instruments Ltd.	China	Restricted Subsidiary
Mettler-Toledo (Changzhou) Scale & System Ltd.	China	Material Subsidiary-100% Mettler-Toledo (HK) MTCN Limited
Mettler-Toledo (Changzhou) Measurement Technology Ltd.	China	Restricted Subsidiary
Mettler-Toledo Instruments (Shanghai) Co., Ltd.	China	Restricted Subsidiary
Mettler-Toledo International Trading (Shanghai) Co., Ltd.	China	Restricted Subsidiary
Ohaus International Trading (Shanghai) Co., Ltd.	China	Restricted Subsidiary
Ohaus Instruments (Shanghai) Co. Ltd.	China	Restricted Subsidiary
Ohaus Instruments (Changzou) Co. Ltd.	China	Restricted Subsidiary
Mettler-Toledo (Chengdu) Scale & System Ltd.	China	Restricted Subsidiary
Mettler-Toledo d.o.o.	Croatia	Restricted Subsidiary
Mettler-Toledo spol. s.r.o.	Czech Republic	Restricted Subsidiary
Mettler-Toledo A/S	Denmark	Restricted Subsidiary
Mettler-Toledo Holding (France) SAS	France	Restricted Subsidiary
Mettler-Toledo SAS	France	Restricted Subsidiary
Mettler-Toledo EPEC SAS	France	Restricted Subsidiary
Mettler-Toledo Analyse Industrielle SAS	France	Restricted Subsidiary
Mettler-Toledo (Albstadt) GmbH	Germany	Restricted Subsidiary
Mettler-Toledo Management Holding Deutschland GmbH	Germany	Material Subsidiary -- 100% Mettler-Toledo Holding AG
Pharmacontrol Electronic GmbH	Germany	Restricted Subsidiary
Melibokus Industrie-Elektronik GmbH	Germany	Restricted Subsidiary
Mettler-Toledo Garvens GmbH	Germany	Restricted Subsidiary
Getmore Ges. für Marketing & Media Service mbH	Germany	Restricted Subsidiary
Mettler-Toledo GmbH	Germany	Material Subsidiary -- 100% Mettler-Toledo Management Holding Deutschland GmbH
Mettler-Toledo (Gibraltar) MTCS Holding Ltd.	Gibraltar	Restricted Subsidiary
Mettler-Toledo (Gibraltar) MTCN Holding Ltd.	Gibraltar	Restricted Subsidiary
Mettler-Toledo (Gibraltar) MTCZ Holding Ltd.	Gibraltar	Restricted Subsidiary
Mettler-Toledo (Gibraltar) Company Ltd.	Gibraltar	Restricted Subsidiary
Mettler-Toledo (HK) Ltd.	Hong Kong	Restricted Subsidiary
Mettler-Toledo (HK) Holding Ltd.	Hong Kong	Restricted Subsidiary
Mettler-Toledo (HK) MTCN Ltd.	Hong Kong	Material Subsidiary-100% Mettler-Toledo AG

SCHEDULE 5.4
(to Exhibit A to First Supplement to Note Purchase Agreement)

Subsidiary	Jurisdiction of Incorporation	Type of Subsidiary; Stockholder if Material Subsidiary
Mettler-Toledo (Gibraltar) MTCS Holding Ltd.	Gibraltar	Restricted Subsidiary
Mettler-Toledo (Gibraltar) MTCN Holding Ltd.	Gibraltar	Restricted Subsidiary
Mettler-Toledo (Gibraltar) MTCZ Holding Ltd.	Gibraltar	Restricted Subsidiary
Mettler-Toledo (Gibraltar) Company Ltd.	Gibraltar	Restricted Subsidiary
Mettler-Toledo (HK) Ltd.	Hong Kong	Restricted Subsidiary
Mettler-Toledo (HK) Holding Ltd.	Hong Kong	Restricted Subsidiary
Mettler-Toledo (HK) MTCN Ltd.	Hong Kong	Material Subsidiary-100% Mettler-Toledo AG
Mettler-Toledo (HK) MTCS Ltd.	Hong Kong	Restricted Subsidiary
Mettler-Toledo (HK) MTCZ Ltd.	Hong Kong	Restricted Subsidiary
Ohaus (Hong Kong) Limited	Hong Kong	Restricted Subsidiary
Mettler-Toledo Kereskedelmi Kft.	Hungary	Restricted Subsidiary
Mettler-Toledo India Private Limited	India	Restricted Subsidiary
Ohaus Weighing India Private Limited	India	Restricted Subsidiary
Mettler-Toledo S.p.A.	Italy	Restricted Subsidiary
Mettler-Toledo K.K.	Japan	Restricted Subsidiary
Mettler-Toledo Central Asia (Branch of MTIAG)	Kazakhstan	Restricted Subsidiary
Mettler-Toledo Kazakhstan	Kazakhstan	Restricted Subsidiary
Mettler-Toledo (Korea) Ltd.	Korea	Restricted Subsidiary
Mettler-Toledo Luxembourg S.à r.l.	Luxembourg	Restricted Subsidiary
Mettler-Toledo (M) Sdn. Bhd.	Malaysia	Restricted Subsidiary
Ohaus (SEA) Sdn. Bhd.	Malaysia	Restricted Subsidiary
Mettler-Toledo Services Asia-Pac Sdn. Bhd.	Malaysia	Restricted Subsidiary
Mettler-Toledo S.A. de C.V.	Mexico	Restricted Subsidiary
Ohaus de México S.A. de C.V.	Mexico	Restricted Subsidiary
Gelan Detectiesystemen B.V.	Netherlands	Restricted Subsidiary
Gelan Holding B.V.	Netherlands	Restricted Subsidiary
Mettler-Toledo B.V.	Netherlands	Material Subsidiary -- 100% Mettler-Toledo Global Holdings, LLC
Mettler-Toledo Product Inspection B.V.	Netherlands	Restricted Subsidiary
Mettler-Toledo Cargoscan AS	Norway	Restricted Subsidiary
Mettler-Toledo AS	Norway	Restricted Subsidiary
Mettler-Toledo Sp.z.o.o.	Poland	Restricted Subsidiary
ZAO Mettler-Toledo Vostok	Russian Federation	Restricted Subsidiary
Representation Office (Part of MTG)	Russian Federation	Restricted Subsidiary
Mettler-Toledo (S) Pte. Ltd.	Singapore	Restricted Subsidiary
Mettler-Toledo s.r.o.	Slovak Republic	Restricted Subsidiary
Mettler-Toledo d.o.o.	Slovenia	Restricted Subsidiary
Mettler-Toledo S.A.E.	Spain	Restricted Subsidiary
Mettler-Toledo AB	Sweden	Restricted Subsidiary
Mettler-Toledo (Schweiz) GmbH	Switzerland	Restricted Subsidiary

S - 5.4 - 2

Subsidiary	Jurisdiction of Incorporation	Type of Subsidiary; Stockholder if Material Subsidiary
Mettler-Toledo AG	Switzerland	Material Subsidiary -- Shareholders: 65.3% Mettler-Toledo Holding AG, 34.7 % Mettler-Toledo Luxembourg S.à r.l.
Mettler-Toledo Holding AG	Switzerland	Material Subsidiary -- 90% Mettler-Toledo B.V., 10% Mettler-Toledo, LLC
Mettler-Toledo Instrumente AG	Switzerland	Restricted Subsidiary
Mettler-Toledo International Inc., Greifensee Branch	Switzerland	Restricted Subsidiary
Mettler-Toledo Logistik GmbH	Switzerland	Restricted Subsidiary
Mettler-Toledo Logistik International GmbH	Switzerland	Restricted Subsidiary
Mettler-Toledo Pac Rim AG	Switzerland	Restricted Subsidiary
Mettler-Toledo OnLine GmbH	Switzerland	Restricted Subsidiary
Mettler-Toledo Sales International GmbH	Switzerland	Restricted Subsidiary
Microwa AG	Switzerland	Restricted Subsidiary
Ohaus Europe GmbH	Switzerland	Restricted Subsidiary
Mettler-Toledo Pac Rim AG, Taiwan Branch	Taiwan	Restricted Subsidiary
Mettler-Toledo (Thailand) Ltd.	Thailand	Restricted Subsidiary
Ohaus Indochina Limited	Thailand	Restricted Subsidiary
Mettler-Toledo TR Olcum Aletleri Ticaret Satis ve Servis Hizmetleri Anonim Sirketi	Turkey	Restricted Subsidiary
Mettler-Toledo Ukraine	Ukraine	Restricted Subsidiary
Mettler-Toledo UAE Branch office of Mettler-Toledo AG	United Arab Emirates	Restricted Subsidiary
Mettler-Toledo Safeline X-Ray Limited	United Kingdom	Restricted Subsidiary
Mettler-Toledo UK Holdings Limited	United Kingdom	Restricted Subsidiary
Mettler-Toledo Safeline Limited	United Kingdom	Restricted Subsidiary
Mettler-Toledo Ltd.	United Kingdom	Restricted Subsidiary
Ohaus UK Ltd.	United Kingdom	Restricted Subsidiary
Anachem Limited	United Kingdom	Restricted Subsidiary
Triton Technology Limited	United Kingdom	Restricted Subsidiary
Ohaus Corporation [New Jersey]	United States	Restricted Subsidiary
Rainin Instrument, LLC [Delaware]	United States	Restricted Subsidiary
Mettler-Toledo, LLC. [Delaware]	United States	Material Subsidiary -- 100% Mettler-Toledo International Inc.
Mettler-Toledo Ingold, Inc. [Massachusetts]	United States	Restricted Subsidiary
Mettler-Toledo Thornton Inc. [Massachusetts]	United States	Restricted Subsidiary
Mettler-Toledo AutoChem, Inc. [Delaware]	United States	Restricted Subsidiary
Mettler-Toledo International Inc., Wilmington, Delaware	United States	Restricted Subsidiary
Mettler-Toledo Global Holdings, LLC	United States	Material Subsidiary - 97.96% Mettler-Toledo International Finance, Inc. and 2.04% Mettler-Toledo, LLC
Mettler-Toledo International Finance, Inc. [Delaware]	United States	Material Subsidiary -- 100% Mettler-Toledo, LLC.
Mettler-Toledo Vietnam Limited Liability Company	Vietnam	Restricted Subsidiary

S - 5.4 - 3

FINANCIAL STATEMENTS

1.	Financial statements contained in the Company's Annual Report on Form 10-K for the year ending December 31, 2012

2.	Financial statements contained in the Company's Annual Report on Form 10-K for the year ending December 31, 2011

3.	Financial statements contained in the Company's Annual Report on Form 10-K for the year ending December 31, 2010

4.	Financial statements contained in the Company's Annual Report on Form 10-K for the year ending December 31, 2009

5.	Financial statements contained in the Company's Annual Report on Form 10-K for the year ending December 31, 2008

SCHEDULE 5.5
(to Exhibit A to First Supplement to Note Purchase Agreement)

EXISTING INDEBTEDNESS; FUTURE LIENS

(A)	Existing Debt

(1)	Existing Debt with an outstanding principal balance in excess of $10,000,000:

Agreement	Outstanding principal balance as of June 30, 2013	Collateral	Guarantee

1. Credit Agreement dated December 20, 2011, by and among Mettler-Toledo International Inc., Mettler-Toledo Holding AG, Mettler-Toledo Management Holding Deutschland GmbH, Mettler-Toledo B.V., Mettler-Toledo AG, Mettler-Toledo Finance Ltd., Mettler-Toledo Luxembourg s.a.r.l., and Mettler-Toledo Global Holdings LLC, together with certain other subsidiaries of Mettler-Toledo International, Inc. that may become parties thereto from time to time, JPMorgan Chase Bank, N.A., Bank of America,N.A., the Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association and Wells Fargo Bank, N.A., and the lenders party thereto from time to time
	$293.7MM	None	None

2. Senior notes dated June 25, 2009 between Mettler-Toledo International Inc., Connecticut General Life Insurance Company, The Lincoln National Life Insurance Co., Lincoln Life and Annuity Company of New York, C.M. Life insurance Co., Massachusetts Mutual Life Insurance Company, Mass Mutual Asia Limited, American Investors Life Insurance Company Aviva Life and Annuity Company, Bankers Life and Casualty Company, Conseco Life Insurance Company, Conseco Health Insurance Company and Colonial Penn Life Insurance Company
	$100.0MM	None	None

3. Senior notes dated October 10, 2012 between Mettler-Toledo International Inc., The Lincoln National Life Insurance Co., Lincoln Life and Annuity Company of New York, C.M. Life insurance Co., Massachusetts Mutual Life Insurance Company, Mass Mutual Asia Limited, Aviva Life and Annuity Company Royal Neighbors of America
	$50.0MM	None	None

Aggregate amount	$443.7MM

(2)	Aggregate principal amount of all outstanding indebtedness having an outstanding principal balance of $10,000,000 or less: $17.9MM

(B)	Future liens:

None

SCHEDULE 5.15
(to Exhibit A to First Supplement to Note Purchase Agreement)

FORM OF SERIES 2013-A SENIOR NOTE
METTLER-TOLEDO INTERNATIONAL INC.

4.10% Series 2013-A Senior Note due September 19, 2023

No. 2013-AR-__     ________ __, 20__
$__________     PPN 592688 A#2
For value received, the undersigned, Mettler-Toledo International Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to _____________________ or registered assigns, the principal sum of ______________ Dollars (or so much thereof as shall not have been prepaid) on September 19, 2023 (the “Maturity Date”) with interest (computed on the basis of a 360‑day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.10% per annum from the date hereof, payable semiannually, on the nineteenth day of March and September in each year, commencing with the March 19th or September 19th next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 6.10% and (ii) 2.00% over the rate of interest publicly announced by Bank of America, N.A., from time to time in New York, New York as its “reference” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of the Series 2013-A Senior Notes, (herein called the “Notes”) issued pursuant to the First Supplement dated as of July 29, 2013 (the “Supplement”) which supplements that certain Note Purchase Agreement dated as of October 10, 2012 (as from time to time amended, supplemented or otherwise modified, the “Note Purchase Agreement”), originally between the Company and the respective Purchasers named therein and is entitled to the benefits of the Note Purchase Agreement. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Sections 6.2 and 6.3 of the Note Purchase Agreement; provided, that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

EXHIBIT 1
(to First Supplement to Note Purchase Agreement)

This Note is not subject to regularly scheduled prepayments of principal. This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Supplement and/or the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the issuer and holder hereof shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Mettler-Toledo International Inc.

By______________________________
Name:
Title:

E - 1 - 2

FORM OF OPINION OF SPECIAL COUNSEL
TO THE COMPANY
The closing opinion of Milbank, Tweed, Hadley & McCloy LLP, special counsel for the Company, which is called for by Section 4.4(d)(i) of the First Supplement, shall be dated the Closing Date and addressed to each Purchaser, shall be satisfactory in scope and form to each Purchaser and shall be to the effect that:
1.    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Documents.
2.    The Company has the corporate power to execute and deliver the First Supplement and the Notes and to perform its obligations under the Note Purchase Agreement, the First Supplement and the Series 2013-A Notes.
3.    Each of the Domestic Subsidiaries listed in Schedule B is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the State of Delaware.
4.    The First Supplement has been duly authorized, executed and delivered by the Company and the Note Purchase Agreement and the First Supplement constitute the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except (a) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar laws relating to or affecting creditors' rights generally; (b) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing; and (c) in the case of rights to indemnity, as may be limited by law or public policy.
5.    The Series 2013-A Notes have been duly authorized, executed and delivered by the Company and, when paid for by the Purchasers in accordance with the terms of the Note Purchase Agreement and the First Supplement, will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except in each case: (a) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors' rights generally; (b) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing; and (c) in the case of rights to indemnity, as may be limited by law or public policy.
6.    No Governmental Approval is required for the Company to execute and deliver the First Supplement and for the Company to issue the Series 2013-A Notes and perform its obligations under the Note Purchase Agreement, the First Supplement and the Series 2013-A Notes and for the sale of the Series 2013-A Notes by the Company to the Purchasers under the Note Purchase Agreement and the First Supplement, except such as have been made or obtained prior to the Closing Date or as may be required under state securities or “blue sky” laws of any jurisdiction, as to which we express no opinion.
7.    None of the execution and delivery by the Company of the First Supplement and the Series 2013-A Notes, the issuance and sale of the Series 2013-A Notes by the Company to the Purchasers and the

EXHIBIT 4.4(d)(i)
(to First Supplement to Note Purchase Agreement)

performance by the Company of its obligations under the Note Purchase Agreement, the First Supplement and the Series 2013-A Notes (i) results in a breach or violation of the restated certificate of incorporation or by-laws of the Company or (ii) constitutes a breach or violation of, or a default under, or results in the imposition of any lien, charge or encumbrance upon any property or assets of the Company under any agreement or other instrument binding upon the Company that is listed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2012 or its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, or to any Applicable Law, provided, however that we express no opinion with respect to any contravention or creation or imposition of any liens arising under or based upon any cross-default provision insofar as such violation relates to a default under an agreement or instrument that is not an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2012 or its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, or based upon any covenant of a financial or numerical nature requiring computation.
8.    The Company is not required to, and, immediately after giving effect to the offering and sale of the Series 2013-A Notes will not be required to, register as an investment company under the Investment Company Act of 1940, as amended.
9.    The issuance of the Series 2013-A Notes under the Note Purchase Agreement and the First Supplement and the use of the proceeds of the sale of the Series 2013-A Notes as provided therein do not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.
10.    Assuming the accuracy of, and compliance with, the Purchasers' representations, warranties and agreements contained in Sections 6.1 and 6.2 of the Note Purchase Agreement, pursuant to the Purchasers' representations, warranties and agreements contained in Section 6 of the Supplement and the letter from Merrill Lynch, Pierce, Fenner & Smith Incorporated as placement agent dated as of the Execution Date, regarding the manner of offering the Notes, the offer, sale and delivery of the Series 2013-A Notes by the Company to the Purchasers in the manner contemplated by the Note Purchase Agreement and the First Supplement does not require registration under the Securities Act (it being understood that we express no opinion in this paragraph as to any subsequent resale of any Series 2013-A Notes), and no indenture is required to be qualified under the Trust Indenture Act of 1939, as amended.
For the purposes of the opinion, (a) the term “Applicable Law” means laws, rules and regulations of any Governmental Authority which, in our experience, are normally applicable to the type of transactions contemplated by the Note Purchase Agreement and the First Supplement, the Delaware General Corporation Law and the Delaware Limited Liability Company Act; (b) the term “Governmental Authority” means any United States federal or State of New York administrative, judicial or other governmental agency, authority, tribunal or body; and (c) the term “Governmental Approval” means any consent, authorization, approval or order of, or registration, qualification or filing with, any Governmental Authority under Applicable Law.
The opinion Milbank, Tweed, Hadley & McCloy LLP shall cover such other matters relating to the sale of the Series 2013-A Notes as any Purchaser may reasonably request and shall provide that (i) subsequent holders of the Series 2013-A Notes may rely upon such opinion and (ii) such opinion may be provided to Governmental Authorities including, without limitation, the NAIC. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company.

E-4.4(d)(i)-2

FORM OF OPINION OF SPECIAL COUNSEL
TO THE PURCHASERS
The opinion of Schiff Hardin LLP, special counsel to the Purchasers, called for by Section 4.4(d)(ii) of the First Supplement, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:
1.    The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.
2.    The First Supplement, the Note Purchase Agreement as supplemented by the First Supplement and the Series 2013-A Notes being delivered on the Closing Date constitute the legal, valid and binding contracts of the Company, enforceable against the Company in accordance with its terms.
3.    The issuance, sale and delivery of the Series 2013-A Notes being delivered on the Closing Date under the circumstances contemplated by First Supplement and the Note Purchase Agreement as supplemented by the First Supplement do not, under existing law, require the registration of such Series 2013-A Notes under the Securities Act or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.
The opinion of Schiff Hardin LLP shall also state that the opinion of Milbank, Tweed, Hadley & McCloy LLP is satisfactory in scope and form to Schiff Hardin LLP and that, in their opinion, the Purchasers are justified in relying thereon.
In rendering the opinion set forth in paragraph 1 above, Schiff Hardin LLP may rely, as to matters referred to in paragraph 1, solely upon an examination of the Certificate of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of Delaware. The opinion of Schiff Hardin LLP is limited to the laws of the State of New York and the federal laws of the United States.
With respect to matters of fact upon which such opinion is based, Schiff Hardin LLP may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the Purchasers delivered in connection with the execution and delivery of the Agreement.
CH2\13305188.1

EXHIBIT 4.4(d)(ii)
(to First Supplement to Note Purchase Agreement)